Exhibit 99.2

dMY Technology Group, Inc. Announces Closing of $230 Million Initial Public Offering

NEW YORK, February 25, 2020 – dMY Technology Group, Inc. (the “Company”) announced today that it closed its initial public offering of 23,000,000 units at a price of $10.00 per unit, including 3,000,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The units are listed on The New York Stock Exchange (the “NYSE”) and began trading under the ticker symbol “DMYT.U” on February 21, 2020. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each warrant whole exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on the NYSE under the symbols “DMYT” and “DMYT WS,” respectively.

dMY Technology Group, Inc. is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the mobile application (“app”) ecosystem or consumer internet companies with enterprise valuations in the range of $500 million to $1.5 billion, though the Company’s search may span many consumer software segments worldwide. The Company intends to specifically focus on companies that have created compelling mobile app experiences with significant growth in segments such as gaming, entertainment, education, e-commerce, dating and health and wellness.

Goldman Sachs & Co. LLC and UBS Investment Bank acted as joint bookrunners of the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on February 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, telephone: +1 866 471 2526, facsimile: +1 212 902 9316, or email: prospectus-ny@ny.email.gs.com; and UBS Securities LLC, Attention: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

Cautionary Note Concerning Forward-Looking Statements This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Patricia Graue, Brunswick Group

dmy@brunswickgroup.com

(212) 333-3810